Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Reports Third Quarter 2012 Financial Results

RIVER EDGE, NJ, November 8, 2012 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTC Bulletin Board:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters, announced today financial results for the three and nine months ended September 30, 2012.

Recent Highlights

•	Year-to-date ultrafilter sales to our three target markets (Dialysis, Hospital and Military) of over $800,000 vs. approximately $600,000 for full year 2011
•	First shipment of over 1,300 ultrafilters to U.S. Military
•	First European ultrafilter order processed through Nephros International
•	Appointed Frank Zumbo, Denise Pappas and Stephen Bob as Regional Sales Managers to focus on ultrafilters in dialysis and hospital markets
•	New distributor agreements signed with Vantage Water and OnLine Sales for distribution of ultrafilters to dialysis and hospital markets
•	New Nephros website launched

“The third quarter was the best sales quarter to date for our ultrafiltration product portfolio,” said John C. Houghton, President and CEO of Nephros. “Our ultrafiltration product revenues for the first nine months of 2012 have already exceeded sales of this product line for all of 2011. I am encouraged by these results and am enthusiastic about our positioning for the remainder of 2012 and into 2013.”

“The recent expansion of our sales team and our newly executed distributor agreements are beginning to yield tangible results. Ultrafiltration revenues for 2012 have been diversified across sales to the dialysis market, hospital market, and to the U.S. military. We continue to evaluate additional candidates and distributors for our U.S. sales efforts as we continue to foster our ongoing cooperation with the U.S. military.”

Third Quarter 2012 Financial Results

•	Total revenues for the quarter ended September 30, 2012 were $604,000 as compared with $407,000 for the quarter ended September 30, 2011. The increase in revenues for the third quarter 2012 was primarily driven by increased sales of ultrafilter products to Dialysis Centers and Hospitals of approximately $200,000, initial sales of ultrafilter products to U.S. Military of approximately $114,000, initial sales of ultrafilter products in Europe of approximately $10,000 and increased licensing revenue of approximately $133,000. These increases were partially offset by reductions of approximately $154,000 related to the STERIS project and approximately $106,000 related to the Office of Naval Research project which ended March 31, 2012.

•	Total operating expenses for the quarter ended September 30, 2012 were $1,266,000 compared with $734,000 for the quarter ended September 30, 2011. The increase was primarily driven by the addition of administrative and sales personnel and their related costs as well as a reduction in revenue generating research projects absorbing research personnel costs. Legal and marketing expenses increased in the quarter ended 2012 compared to the same period in 2011. Additionally, there were increases in amortization expense of the fees due related to the long-term supply agreement with Medica signed earlier this year.
•	Net loss for the quarter ended September 30, 2012 was $853,000, or $0.07 per share (based on 11.6 million weighted average shares outstanding) compared to $413,000, or $0.04 per share (based on 10.0 million weighted average shares outstanding) for the quarter ended September 30, 2011. As of September 30, 2012, the Company had 11.6 million shares outstanding.
•	Nephros ended the third quarter of 2012 with cash and cash equivalents of $366,000.

Dialysis and Hospital Applications - Ultrafilters

For the third quarter of 2012, Nephros recorded approximately $312,000 of sales related to its water and bicarbonate ultrafiltration products, a 180% increase over the prior year period. For the first nine months of 2012 Nephros recorded $687,000 of sales related to its water and bicarbonate ultrafiltration products, a 65% increase over the prior year period. With the recent additions of three Regional Sales Managers, the execution of distribution agreements with national distributors and the introduction of an enhanced product range, we believe that Nephros is positioned for growth in the dialysis and waterborne hospital infection control markets. More stringent standards for dialysis water purity from the Association for the Advancement of Medical Instruments (AAMI), bundling of dialysis reimbursement payments, and the Affordable Care Act initiatives which relate hospital reimbursement rates to infection control compliance can also provide positive momentum for increased adoption of Nephros ultrafiltration products. Following the execution of the Medica agreement, we are now offering a full range of point-of-use filters for hospital infection control, including SafeSpout and SafeShower filters, worldwide.

Military Applications - Ultrafilters

In response to a Special Notice Announcement from the U.S. Army, Nephros submitted its Individual Water Purifier (IWP) device containing the Nephros proprietary ultrafilter technology for consideration as part of a standard issue personal hydration pack for soldiers in the field. The Special Notice Announcement indicated that an official Sources Sought solicitation would be released; however, this solicitation has not yet been published. Nephros has been informed by the Military Government Review Agency that its IWP has been validated to meet the military’s NSF P248 standard as a microbiological water purifier for military operations. In April 2012, Nephros presented its IWP as part of the Experimental Forward Operating Base demonstration and assessment event at Camp Lejeune in North Carolina. The IWP was evaluated by approximately 100 U.S. Marines and a Military Assessment Team. To date, Nephros has shipped approximately 1,300 IWP’s to the U.S. armed forces, equating to approximately $114,000 of sales. In addition we have received a separate order for approximately $85,000 for IWPs, which we expect to be shipped before year end.

European Hemodiafiltration

Under the licensing agreement with Bellco, S.r.l., Nephros began 2012 with receipt of the second installment payment of €750,000 in January. The third and final installment payment of €600,000 is payable to Nephros on January 15, 2013. Beginning on January 1, 2015 until December 31, 2016, Nephros expects to receive royalty payments from Bellco as part of the license agreement. During the license period, Nephros no longer recognizes sales from the licensed territory, but rather licensing revenue and royalty payments. For the third quarter of 2012, amortized license revenue from the Bellco agreement was $166,000.

U.S. Hemodiafiltration

In April 2012, Nephros received FDA 510(k) clearance to market the Company’s hemodiafiltration (HDF) system in the U.S. for the treatment of patients with chronic renal failure when used with a UF controlled hemodialysis machine that provides ultrapure dialysate in accordance with current AAMI/ANSI/ISO standards. Nephros intends to pursue a limited launch of its HDF system prior to expanding into the broader market. We are currently preparing our HDF system for a scaled market release and expect to have units placed in a select number of dialysis clinics in the first quarter of 2013. In parallel, Nephros continues to explore opportunities to leverage the resources of a strategic partner to most effectively address the market. There are more than half a million patients in the U.S. whose kidneys have failed requiring them to seek treatment. Of these, approximately 370,000 are receiving hemodialysis. In 2009 the total medical care costs for Chronic Renal Failure reached $42.5 billion. The Nephros HDF system is the only FDA-cleared on-line mid-dilution HDF therapy available in the U.S.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers and healthcare facilities for the production of ultrapure water and bicarbonate. Because our ultrafilters capture contaminants as small as 0.005 microns in size, they eliminate a wide variety of bacteria, viruses, fungi, parasites, and endotoxins harmful to humans.

All of our ultrafilters use proprietary hollow fiber technology. We believe the hollow fiber design allows our ultrafilters to be the only commercially available filters for healthcare applications that optimize the three elements critical to filter performance:

•	Filtration – as low as 0.005 microns
•	Flow rate – minimal disruption
•	Filter life – up to 12 months

By comparison, competitive filters on the market today are typically effective only to the 0.2 micron level and are prone to clog more quickly, thus reducing their useful lives.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). In 2009, we began to extend our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer seven types of ultrafilters for sale to customers in four markets:

•	Dialysis Centers – Water/Bicarbonate: Treatment of both water and bicarbonate for the production of ultrapure dialysate
•	Hospitals and Other Healthcare Facilities: Removal of infectious agents in drinking and bathing water, particularly in high risk patient areas

•	Military: Highly compact, individual water purification devices used by soldiers to produce safe drinking water in the field
•	Dialysis Centers – Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

We have designed our ultrafilters as either in-line products, filters that are incorporated into the existing plumbing of healthcare facilities, or point-of-use products, filters that can be easily installed onto a faucet or as a replacement shower head or can be used stand-alone to purify small quantities of water immediately prior to use.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the

Private Securities Litigation Reform Act of 1995, as amended (the “PSLRA”). Such statements include statements regarding the efficacy and intended use of our technologies under development, the timelines for bringing such products to market and the availability of funding sources for the continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. For such statements, we claim the protection of the PSLRA. Forward-looking statements are not guarantees of future performance are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, the risks that:

•	we may not be able to continue as a going concern;
•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;
•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;
•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;
•	we may encounter problems with our suppliers and manufacturers;
•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;
•	we may not be able to effectively market our products;
•	we may not be able to sell our water filtration products or chronic renal failure therapy at competitive prices or profitably;
•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and
•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.